CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 21, 2015, relating to the financial statements and financial highlights which appear in the June 30, 2015 Annual Reports to Shareholders of the American Century Quantitative Equity Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Kansas City, Missouri
October 27, 2015